Exhibit (nl)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 24, 2009 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account, (2) dated March 13, 2009 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 13, 2009 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-149363) of Principal Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Benefit Variable Universal Life II Insurance Policy.

/s/Ernst & Young LLP

Des Moines, Iowa April 24, 2009

0904-1051199-9